As filed with the Securities and Exchange Commission on November 2, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SANDRIDGE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8084793
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

(Address of principal executive offices, including zip code)

SandRidge Energy, Inc. 2016 Omnibus Incentive Plan

(Full title of the plan)

James D. Bennett

President and Chief Executive Officer

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

(Name and address of agent for service)

(405) 429-5500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.001 par value	4,597,163 shares	$21.425	$98,494,218	$11,416

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers additional shares of the Registrant’s Common Stock issuable under the SandRidge Energy, Inc. 2016 Omnibus Incentive Plan that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933. The price per share and aggregate offering prices for the shares registered hereby are calculated on the basis of $21.425, which is the average of the high and low prices reported by the New York Stock Exchange on October 11, 2016.

INTRODUCTION

This Registration Statement on Form S-8 is being filed by SandRidge Energy, Inc. (the “Company” or the “Registrant”), for the purpose of registering 4,597,163 shares of common stock, par value $0.001 per share (“Common Stock”), for issuance under the terms of the SandRidge Energy, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”). The shares of Common Stock being registered pursuant to this Registration Statement have been reserved and authorized for issuance from the Registrant’s authorized and unissued capital stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees without charge as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Other documents required to be delivered to employees in accordance with Rule 428(b) (§230.428(b)) will be sent or given to employees without charge. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the SEC or its staff a copy of any or all of the documents included in the file. References to “we,” “our” and “us” are references to the Registrant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the SEC and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)    The Registrant’s Annual Report on Form 10-K (File No. 001-33784) for the year ended December 31, 2015, filed with the SEC on March 30, 2016, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 29, 2016.

(b)    The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, filed with the SEC on May 16, 2016, and June 30, 2016, filed with the SEC on August 15, 2016.

(c)    The Registrant’s Current Reports on Form 8-K filed with the SEC on January 7, 2016, January 25, 2016, February 3, 2016, April 15, 2016, April 20, 2016, May 16, 2016, September 14, 2016, September 30, 2016, and October 7, 2016.

(d)    The description of the Registrant’s Common Stock contained in our registration statement on Form 8-A dated October 4, 2016, including any amendment to that form that we may file in the future for the purpose of updating the description of our Common Stock.

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01, unless otherwise indicated therein) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the shares of Common Stock being registered under this Registration Statement has been passed upon by Mr. Philip T. Warman, Senior Vice President, General Counsel and Corporate Secretary of the Registrant. Mr. Warman is paid a salary by us and is a participant in our equity plans.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits corporations to indemnify directors and officers. The statute generally requires that to obtain indemnification the director or officer must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, additionally, in criminal proceedings, that the officer or director had no reasonable cause to believe his conduct was unlawful. In any proceeding by or in the right of the corporation, no indemnification may be provided if the director or officer is adjudged liable to the corporation (unless ordered by the court). Indemnification against expenses actually and reasonably incurred by a director or officer is required to the extent that such director or officer is successful on the merits in the defense of the proceeding. The Amended and Restated Bylaws of the Company (the “Bylaws”), provide generally for indemnification, to the fullest extent permitted by Delaware law, of a director and officer who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Company or was serving at the request of the Company as a director, officer, employee or agent of certain other related entities. The Bylaws provide that the indemnification will cover all costs, charges, expenses, liabilities and losses reasonably incurred by the director or officer. The Bylaws further provide that a director or officer has the right to be paid expenses incurred in defending a proceeding, except the amount of any settlement, in advance of its final disposition upon receipt by us of an undertaking from the director or officer to repay the advances if it is ultimately determined that he or she is not entitled to indemnification.

The Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), provides for the indemnification of directors, officers and employees to the fullest extent permitted by the DGCL. In addition, as permitted by the DGCL, the Certificate of Incorporation provides that none of the Company’s directors will be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.

We have entered into indemnification agreements with all of our directors and all of our executive officers. These indemnification agreements are intended to permit indemnification to the fullest extent now or hereafter permitted by the DGCL. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

The indemnification agreements cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements generally cover claims relating to the fact that the indemnified party is or was an officer, director, employee or agent of us or any of our affiliates, or is or was serving at our request in such a position for another entity. The indemnification agreements also obligate us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.

We have obtained director and officer liability insurance for the benefit of each of the above indemnitees. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of the indemnitees are named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.

The above discussion of the Company’s certificate of incorporation and bylaws and the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by reference to the Company’s Certificate of Incorporation and Bylaws and the DGCL.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this item.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma, State of Oklahoma, on the 2nd day of November, 2016.

SANDRIDGE ENERGY, INC.

By:	/s/ Julian Bott
	Name:	Julian Bott
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James D. Bennett, Philip T. Warman and Justin P. Byrne, and each of them severally, his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any or all amendments (including post-effective amendments) to this Registration Statement and any other related registration statement filed pursuant to the provisions of Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all supplements and exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name of on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/James D. Bennett	President and Chief Executive Officer (Principal Executive Officer)	November 2, 2016
James D. Bennett

/s/Julian Bott	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 2, 2016
Julian Bott

/s/Lisa E. Klein	Vice President—Financial Reporting (Principal Accounting Officer)	November 2, 2016
Lisa E. Klein

/s/John V. Genova	Chairman of the Board of Directors	November 2, 2016
John V. Genova

/s/Michael Lynn Bennett	Director	November 2, 2016
Michael Lynn Bennett

/s/William M. Griffin William M. Griffin	Director	November 2, 2016

/s/David J. Kornder	Director	November 2, 2016
David J. Kornder

EXHIBIT INDEX

3.1	Amended and Restated Certificate of Incorporation of SandRidge Energy, Inc. filed with the SEC as Exhibit 3.1 to our Form 8-A on October 4, 2016 and incorporated by reference herein.

3.2	Amended and Restated Bylaws of SandRidge Energy, Inc., effective October 4, 2016 (filed with the SEC as Exhibit 3.2 to our Form 8-A on October 4, 2016 and incorporated by reference herein).

4.1	SandRidge Energy, Inc. 2016 Omnibus Incentive Plan (filed with the SEC as Exhibit 10.8 to our Current Report on Form 8-K on October 7, 2016 and incorporated by reference herein).

5.1*	Opinion of Philip T. Warman as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Philip T. Warman (contained in Exhibit 5.1 hereto).

23.3*	Consent of Cawley, Gillespie & Associates, Inc.

23.4*	Consent of Netherland, Sewell & Associates, Inc.

23.5*	Consent of Ryder Scott Company, L.P.

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

*	Filed herewith